Exhibit 10.22

ARAMARK AGREEMENT RELATING TO EMPLOYMENT AND
POST-EMPLOYMENT COMPETITION
This Agreement is between the undersigned individual (“Employee”) and Aramark.
RECITALS
WHEREAS, Aramark is a leading provider of managed services to business and industry, private and public institutions, and the general public, in the following business groups: food and support services and uniform and career apparel;
WHEREAS, Aramark has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data (“Proprietary Information”) which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including, profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of Aramark and its business segments and groups; management development reviews, including information regarding the capabilities and experience of Aramark employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding Aramark’s relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of Aramark that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, and know-how;
WHEREAS, all such Proprietary Information is developed at great expense to Aramark and is considered by Aramark to be confidential trade secrets;
WHEREAS, Employee, as Senior Vice President and General Counsel of Aramark, has access to Aramark’s Proprietary Information, directly in the course of Employee’s employment, and indirectly through interaction with and presentations by other Aramark senior managers at the Executive Leadership Institute, Executive Leadership Council meetings, Presidents’ Council meetings and the like;
WHEREAS, Aramark from time to time introduces Employee to Aramark clients, customers, suppliers and others, and encourages, and provides resources for, Employee to develop professional relationships with Aramark’s clients, customers, suppliers and others;
WHEREAS, Aramark provides specialized training and skills to Employee in connection with the performance of Employee’s duties at Aramark which training involves the disclosure by Aramark to Employee of Proprietary Information; and

Exhibit 10.22

WHEREAS, Aramark will be vulnerable to unfair post-employment competition by Employee because Employee has access to and knowledge of Aramark’s Proprietary Information, has a personal relationship with Aramark’s clients, customers, suppliers and others, and generates good will which Employee acknowledges belongs to Aramark.
NOW, THEREFORE, in consideration of Employee’s continued employment with Aramark, the opportunity to receive the grant of options to purchase common stock of Aramark from time to time, severance and other post-employment benefits provided for herein (including pursuant to Exhibit B hereto to which Employee acknowledges Employee is not otherwise entitled), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with Aramark as a condition of employment pursuant to which Aramark will limit Employee’s right to compete against Aramark during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:
ARTICLE I
NON-DISCLOSURE AND NON-DISPARAGEMENT

Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which Aramark is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Aramark, or any of Aramark’s officers, directors, personnel, policies or products, other than to comply with law.
ARTICLE 2
NON-COMPETITION

A.Subject to Article 2.B. below, Employee, during Employee’s period of employment with Aramark, and for a period of two years following the voluntary or involuntary termination of employment, shall not, without Aramark’s written permission, which shall be granted or denied in Aramark’s sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by Aramark at any time during the term of Employee’s employment, provided, however, if Employee’s employment is involuntarily terminated by Aramark for any reason other than Cause (as defined herein), or (ii) terminated by Employee for Good Reason (as defined in Exhibit B) at any time following a Change of Control (as defined in Exhibit B) occurring after the date of this Agreement, then the term of the non-competition provision set forth herein will be modified to be eighteen months following such termination of employment. For purposes of this Agreement, “Business” shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall

Exhibit 10.22

prevent Employee from investing in a Business that is or becomes publicly traded, if Employee’s ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.

B.The provision set forth in Article 2.A above, shall apply to the full extent permitted by law (i) in all fifty states, and (ii) each foreign country, possession or territory in which Aramark may be engaged in, or have plans to engage in, business (x) during Employee’s period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

C.Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of Aramark, and that enforcement of the provisions set forth in this Article 2 will not unnecessarily or unreasonably impair Employee’s ability to obtain other employment following the termination (voluntary or involuntary) of Employee’s employment with Aramark. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee’s employment is involuntarily terminated by Aramark for Cause; as a result of the elimination of employee’s position; for performance-related issues; or for any other reason or no reason at all.

ARTICLE 3
NON-SOLICITATION

During the period of Employee’s employment with Aramark and for a period of two years following the termination of Employee’s employment, regardless of the reason for termination, Employee shall not, directly or indirectly: (i) induce or encourage any employee of Aramark to leave the employ of Aramark, (ii) hire any individual who was an employee of Aramark as of the date of Employee’s termination of employment or within a six month period prior to such date, or (iii) induce or encourage any customer, client, supplier or other business relation of Aramark to cease or reduce doing business with Aramark or in any way interfere with the relationship between any such customer, client, supplier or other business relation and Aramark.
ARTICLE 4
DISCOVERIES AND WORKS

Employee hereby irrevocably assigns, transfers, and conveys to Aramark to the maximum extent permitted by applicable law Employee’s right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Employee, either alone or jointly with others, while employed by Aramark and within the scope of Employee’s employment and/or with the use of Aramark’s resources. The terms “Discoveries and Works” include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by

Exhibit 10.22

Employee that are implicated by or relevant to employment by Aramark are not implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by Aramark to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Aramark. Any Discoveries and Works that, within six months after the termination of Employee’s employment with Aramark, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by Aramark at the time of such termination shall, as between Employee and Aramark, be presumed to have been made during such employment with Aramark. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants Aramark a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with Aramark’s current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee’s employment with Aramark that are relevant to or implicated by such employment (“Prior Works”). Any Prior Works are disclosed by Employee in Schedule 1.
ARTICLE 5
REMEDIES

Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, Aramark will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, Aramark shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to Aramark. If Aramark is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.

Exhibit 10.22

ARTICLE 6
POST-EMPLOYMENT BENEFITS

A.If Employee’s employment is terminated by Aramark for any reason other than Cause, Employee shall be entitled to the following post-employment benefits:

1.Severance Pay: Employee shall receive severance payments equivalent to Employee’s monthly base salary as of the effective date of termination for eighteen (18) months. Severance payments shall commence with the Employee’s effective date of termination and shall be made in accordance with Aramark’s normal payroll cycle. The period during which Employee receives severance payments shall be referred to as the “Severance Pay Period.”

2.Other Post-Employment Benefits

a.Basic Group medical and life insurance coverages shall continue under then prevailing terms during the Severance Pay Period; provided, however, that if Employee becomes employed by a new employer during that period, continuing coverage from Aramark will become secondary to any coverage afforded by the new employer. Employee’s share of the premiums will be deducted from Employee’s severance payments. Basic Group medical coverage provided during such period shall be applied against Aramark’s obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Upon termination of basic group medical and life coverages, Employee may convert such coverages to individual policies to the extent allowable under the terms of the plans providing such coverages.

b.If, at the time of termination, Aramark is providing Employee with a leased vehicle, then Aramark will continue to provide the leased vehicle through the Severance Pay Period under the same terms and conditions as in effect at the time of the Employee’s termination. At the expiration of the Severance Pay Period, Employee must return the leased vehicle to Aramark unless the Employee elects to purchase the vehicle in accordance with the Executive Leadership Council policy then in effect. If Employee is receiving a car allowance at the time of the Employee’s termination, such car allowance will continue to be paid through the Severance Pay Period. At the expiration of the Severance Pay Period, the Employee will cease being paid a car allowance.

c.Employee’s eligibility to participate in all other benefit and compensation plans, including, but not limited to the Management Incentive Bonus, Long Term Disability, any nonqualified retirement plans, and any stock option or ownership plans, shall terminate as of the effective date of Employee’s termination unless provided otherwise under the terms of a particular plan;, provided, however, that participation in plans and programs made available solely to Executive Leadership Council members, including, but not limited to the Executive Leadership Council Medical Plan, shall cease as of the effective date of termination or the date Employee’s Executive Leadership Committee membership ceases, whichever occurs first. Employee, however, shall have certain rights to continue the Executive Leadership Council Medical Plan under COBRA.

Exhibit 10.22

B.Termination for “Cause” shall be defined as termination of employment due to: (i) conviction or plea of guilty or nolo contendere to a felony, (ii) intentional fraud or dishonesty with respect to Aramark that causes material and demonstrable harm to Aramark, (iii) willful and continuous failure to perform lawfully assigned duties that are consistent with the Employee’s position with Aramark, (iv) willful violation of Aramark’s Business Conduct Policy that causes material harm to Aramark or its business reputation, or (v) intentionally working against the best interests of Aramark; in any case of conduct described in clause (ii)-(v), only if such conduct continues beyond ten business days after receipt by the Employee from Aramark of a written demand to cure such conduct.

C.If Employee is terminated by Aramark for reasons other than Cause, Employee will receive the severance payments and other post-employment benefits during the Severance Pay Period even if Employee commences other employment during such period provided such employment does not violate the terms of Article 2, and subject to the provisions of Article 6.E.

Notwithstanding anything else contained in this Article 6 to the contrary, Aramark may choose not to commence (or to discontinue) providing any payment or benefit unless and until Employee executes and delivers, without revocation, a release in form reasonably acceptable to Aramark, as described in Article 6.E within 60 days following Employee’s termination of employment; provided, however, that subject to receipt of such executed release, Aramark shall commence providing such payments and benefits within 75 days following the date of termination of Employee’s employment.
D.In addition to the remedies set forth in Article 5, Aramark reserves the right to terminate all severance payments and other post-employment benefits if Employee violates the covenants set forth in Articles 1, 2, 3 or 4 above in any material respect.

E.Employee’s receipt of severance and other post-employment benefits under this Agreement is contingent on (i) Employee’s execution and non-revocation of a release in a form reasonably acceptable to Aramark, except that such release shall not include any claims by Employee to enforce Employee’s rights under, or with respect to, (1) this Agreement (including the attached Exhibit B), (2) the Certificate of Incorporation and By-laws of Aramark, (3) any indemnification agreement between the Employee and Aramark, (4) any Stockholders Agreement among Aramark and the holders party thereto (the “Stockholders Agreement”) and any other agreement referenced therein, or (5) any Aramark benefit plan pursuant to its terms, and (ii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such release being revoked by Employee.

ARTICLE 7
TERM OF EMPLOYMENT
Employee acknowledges that Aramark has the right to terminate Employee’s employment at any time for any reason whatsoever, provided, however, that any termination by Aramark for reasons other than Cause shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the

Exhibit 10.22

severance payments made and other benefits provided by Aramark are in full satisfaction of any obligations Aramark may have resulting from Aramark’s exercise of its right to terminate Employee’s employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans, conversion of insurance, and the plans and other documents and agreements referred to in Article 6.E above.
ARTICLE 8
MISCELLANEOUS

A.As used throughout this Agreement, “Aramark” includes Aramark and its subsidiaries and affiliates or any corporation, joint venture, or other entity in which Aramark or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%).

B.Notwithstanding anything to the contrary contained herein, Employee shall, after termination of employment for Good Reason by Employee or other than for Cause by Aramark, retain all rights to indemnification under applicable law or any agreement (including, without limitation, the Stockholders Agreement), or under Aramark’s or any parent corporation’s Certificate of Incorporation or By-Laws at a level that is at least as favorable to the Employee as that currently provided. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Employee, at the level in effect immediately prior to such date of termination, for the three-year period following the date of termination, and throughout the period of any applicable statute of limitations.

C.In the event that it is reasonably determined by Aramark that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), any of the payments and benefits that Employee is entitled to under the terms of this Agreement (including under Exhibit B) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, Aramark shall, in lieu of providing such payment or benefit when otherwise due under this Agreement, instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Employee is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day of the seventh month following the date of Employee’s termination of employment (or the earliest date as is permitted under the Deferred Compensation Tax Rules, without any accelerated or additional tax); provided, further, that to the extent that the amount of payments due under Article 6.A (or Exhibit B, as applicable) are not subject to the Deferred Compensation Tax Rules by virtue of the application of Treas. Reg. Sec. 1.409A-1(b)(9)(iii)(A), such payments may be made prior to the expiration of such six-month period. In addition, if the commencement of any payment or benefit provided under Article 6 that constitutes “deferred compensation” under the Deferred Compensation Tax Rules could, by application of the terms conditioning such payment or benefit upon the execution and non-revocation of a release set forth in Article 6, occur in one of two taxable years, then the commencement of such payment shall begin on the

Exhibit 10.22

first payroll date occurring in January of such second taxable year. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under the Deferred Compensation Tax Rules, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that Employee’s receipt of any in-kind benefits from Aramark or its affiliates must be delayed pursuant to this Section due to Employee’s status as a “specified employee,” Employee may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Aramark (or its affiliates) for the fair market value of such benefits (as determined by Aramark in good faith) during such period. Any amounts paid by Employee pursuant to the preceding sentence shall be reimbursed to Employee (with interest thereon) as described above on the date that is the first day of the seventh month following Employee’s separation from service. In the event that any payments or benefits that Aramark would otherwise be required to provide under this Agreement cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Compensation Tax Rules, Aramark shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. Without limiting the generality of the foregoing, Employee may notify Aramark if she believes that any provision of this Agreement (or of any award of compensation including equity compensation or benefits) would cause Employee to incur any additional tax under Section 409A and, if Aramark concurs with such belief after good faith review or Aramark independently makes such determination, Aramark shall, after consulting with Employee, use reasonable best efforts to reform such provision to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform the Deferred Compensation Tax Rules; provided that neither Aramark nor any of its employees or representatives shall have any liability to Employee with respect thereto. For purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement (including, without limitation, each installment payment due under Article 6.A and Exhibit B, as applicable) shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules, and references herein to Employee’s “termination of employment” shall refer to Employee’s separation from service with Aramark and its affiliates within the meaning of the Deferred Compensation Tax Rules.

D.In the event of a Change of Control as defined in the attached Exhibit B, the provisions of Exhibit B shall apply to Employee. Further, pursuant to the Deferred Compensation Tax Rules, Aramark, in its discretion, is permitted to accelerate the time and form of payments provided under the deferred compensation arrangement set forth in this Agreement (including Exhibit B), where the right to the payment arises due to a termination of the arrangement within the 30 days preceding or the 12 months following a change in control event (as defined in the Deferred Compensation Tax Rules).

E.If Employee’s employment with Aramark terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, a subsidiary of Aramark (whether direct or indirect), such termination shall not be deemed a termination of employment by Aramark for purposes of this Agreement, provided that Aramark requires the subsequent employer, by

Exhibit 10.22

agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Aramark would be required to perform it if no such transaction had taken place. In such case, Employee acknowledges and agrees that Aramark may assign this Agreement and Aramark’s rights hereunder, and particularly Articles 1, 2, 3 and 4, in its sole discretion and without advance approval by Employee. In such case, Employee agrees that Aramark may assign this Agreement and all references to “Aramark” contained in this Agreement shall thereafter be deemed to refer to the subsequent employer.

F.Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

G.This Agreement shall supersede and substitute for any previous post-employment or severance agreement between Employee and Aramark.

H.In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

I.The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the non-exclusive jurisdiction of the courts of Pennsylvania and the courts of the United States of America located in Pennsylvania for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to the Agreement and to the parties’ relationship with one another. Notwithstanding the provisions of this Article 8.I, Aramark may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.

J.Employee expressly consents to the application of Article 8.I to any judicial action or proceeding arising out of or relating to this Agreement. Aramark shall have the right to serve legal process upon Employee in any manner permitted by law. In addition, Employee irrevocably appoints the Executive Vice President, Human Resources of Aramark (or any successor) as Employee’s agent for service of legal process in connection with any such action or proceeding and Employee agrees that service of legal process upon such agent, who shall promptly advise Employee of any such service of legal process at the address of Employee then in the records of Aramark, shall be deemed in every respect effective service of legal process upon Employee in any such action or proceeding.

K.Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 8.I and hereby agrees not to plead or claim the same.

Exhibit 10.22

L.Notwithstanding any other provision of this Agreement, Aramark may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Employee hereunder.

M.Employee and Aramark acknowledge that for purposes of Article 6, Employee’s last hire date with Aramark is [ ].

N.Employee expressly acknowledges and agrees that the Incentive Compensation Recoupment Policy set forth in Exhibit to this Agreement, as the same may be amended from time to time, is binding on Employee and that Employee is a Covered Employee as defined in that policy

O.This Agreement shall be binding upon, inure to the benefit of and be enforceable by Aramark and Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by Aramark. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed this 25th date of August, 2019.

/s/ Lauren Harrington
Lauren Harrington

ARAMARK
/s/ Lynn B. McKee
By: Lynn B. McKee
Title: Executive Vice President, Human Resources

Exhibit 10.22

Schedule 1
Prior Works

Exhibit 10.22

Exhibit A
Aramark
Incentive Compensation Recoupment Policy
[to be attached upon delivery]

Exhibit 10.22

EXHIBIT B
TERMINATION PROTECTION PROVISIONS
This is an Exhibit B to, and forms a part of, the Aramark Agreement Relating to Employment and Post-Employment Competition between Lauren Harrington (the “Executive”) and Aramark.
1.Defined Terms.
Unless otherwise indicated, capitalized terms used in this Exhibit which are defined in Schedule A shall have the meanings set forth in Schedule A.
2.Effective Date; Term.
This Exhibit shall be effective as of the 25th date of August, 2019 (the “Effective Date) and shall remain in effect until the later of three years following a Change of Control and the date that all of the Company’s obligations under this Exhibit have been satisfied in full.
3.Change of Control Benefits.
If Executive’s employment with the Company is terminated at any time within the two years following a Change of Control by the Company without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the “Termination Date”), Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as set forth in this Exhibit. If Executive’s employment by the Company is terminated prior to a Change of Control by the Company (i) at the request of a party (other than the Company) involved in the Change of Control or (ii) otherwise in connection with or in anticipation of a Change of Control that subsequently occurs, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Exhibit, and Executive’s Termination Date shall be deemed to have occurred immediately following the Change of Control. Payment of benefits under this Exhibit shall be in lieu of any benefits payable under the Aramark Agreement relating to Employment and Post-Employment Competition of which this Exhibit is a part, except as provided in Section 3(b) hereof. Notice of termination without Cause or for Good Reason shall be given in accordance with Section 13, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.
a.Severance Payments. The Company shall pay Executive cash benefits equal to:

(1)two times Executive’s Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided, that if any reduction of the Base Salary has occurred, then the Base Salary on either date shall be as in effect immediately prior to such reduction, payable in regular installments at such times as would otherwise be the Company’s usual payroll practice over a period of two years; and

Exhibit 10.22

(2)the higher of: (A) two times Executive’s Target Bonus in effect on the date of the Change of Control or the Termination Date, whichever is greater; or (B) two times Executive’s most recent actual annual bonus, payable in either case ratably in regular installments at the same time as payments are made to Executive under Section 3(a)(1) above; provided, that if any reduction of the Target Bonus has occurred, then the Target Bonus on either date shall be as in effect immediately prior to such reduction; and

(3)Executive’s Target Bonus (as determined in (2), above) multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which the Termination Date occurs and the denominator of which shall equal 365, payable as a cash lump sum within forty days after the Termination Date.

b.Continuation of Benefits. Until the second anniversary of the Termination Date, the Company shall at its expense provide Executive and Executive’s spouse and dependents with medical, life insurance and disability coverages at the level provided to Executive immediately prior to the Change of Control; provided, however, that if Executive becomes employed by a new employer, continuing coverage from the Company will become secondary to any coverage afforded by the new employer. The Company shall also provide the benefits described in Article 6.A.2.b of the Management Committee Agreement (as defined in Section 8 hereof); provided that such benefits shall continue until the second anniversary of the Termination Date (instead of the “Severance Pay Period” as defined in the Management Committee Agreement).

c.Payment of Earned But Unpaid Amounts. Within forty days after the Termination Date, the Company shall pay Executive the Base Salary through the Termination Date, any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company, to the extent not previously deferred under a particular deferred compensation plan, and reimbursement for any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Executive shall also receive such employee benefits, if any, to which Executive may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (payments and benefits in this subsection (c), the “Accrued Benefits”).

d.Outplacement Counseling. For the two-year period following the Termination Date (or, if earlier, the date Executive first obtains full-time employment after the Termination Date), the Company shall reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive, in an amount not to exceed 20% of the Executive’s Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher. All such reimbursement payments shall be made prior to the last day of the second calendar year following the calendar year in which the Termination Date occurs.

Exhibit 10.22

e.Vesting of Other Benefits. Executive shall be entitled to such accelerated vesting of outstanding equity-based awards or retirement plan benefits as is specified under the terms of the applicable plans, agreements and arrangements.

4.Mitigation.
Executive shall not be required to mitigate damages or the amount of any payment provided for under this Exhibit by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Exhibit. No amounts payable under this Exhibit shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

5.Excise Tax Consequences.

a.In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Exhibit, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), if the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments and benefits otherwise due to Executive in the aggregate, if such aggregate Payments were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of the payments and benefits shall be reduced to an amount that will equal 2.99 times the Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) payments and benefits due under Section 3.a of this Exhibit shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity fully valued (without regard to any discounts for present value) for purposes of the calculation to be made under Section 280G of the Code for purposes of this Section 5 (the “280G Calculation”) in reverse order of when payable; and (iii) payments and benefits due in respect of any options or stock appreciation rights with regard to Holdings equity securities valued under the 280G Calculation based on time of vesting shall be reduced in an order that is most beneficial to the Executive.

b.All determinations required to be made under this Section 5, including whether and when a cutback is to be made, and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the

Exhibit 10.22

receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.

c.Notwithstanding anything contained in this Agreement or any other agreement between the Executive and the Company or any of its subsidiaries to the contrary, the Executive and the Company shall in good faith attempt to agree on steps to ensure that no payments to which the Executive would otherwise be entitled to receive pursuant to this Agreement or any such other agreement will be “parachute payments” (as defined in Section 280G(b)(2) of the Code).

6.Termination for Cause.

Nothing in this Exhibit shall be construed to prevent the Company from terminating Executive’s employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Exhibit, except for the Accrued Benefits.
7.Indemnification; Director’s and Officer’s Liability Insurance.

Executive shall, after the Termination Date, retain all rights to indemnification under applicable law, any agreements, (including without limitation, the Stockholders Agreement), or under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for the three year period following the Termination Date, and throughout the period of any applicable statute of limitations.
8.Executive Covenants.

This is an Exhibit B to, and forms a part of, the Aramark Agreement Relating to Employment and Post-Employment Competition between Executive and Aramark (the “Management Committee Agreement). This Exhibit shall not diminish in any way Executive’s rights under the terms of such Management Committee Agreement, except that Executive’s receipt of benefits under this Exhibit is contingent upon Executive’s compliance in all material respects with all of the terms and conditions of the Management Committee Agreement.
9.Costs of Proceedings.

Each party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation or enforcement of any provision of this Exhibit, except that the Company shall pay such costs and expenses, including attorneys’ fees and disbursements, of Executive if Executive prevails on a substantial portion of the claims in such proceeding.
10.Assignment.

Exhibit 10.22

Except as otherwise provided herein, this Exhibit shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Exhibit shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Exhibit in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.
11.Withholding.

Notwithstanding any other provision of this Exhibit, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.
12.Applicable Law.

This Exhibit shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.
13.Notice.

For the purpose of this Exhibit, any notice and all other communication provided for in this Exhibit shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Aramark
Aramark Tower
1101 Market Street
Philadelphia, Pennsylvania 19107
Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.
14.Entire Agreement; Modification.

Exhibit 10.22

This Exhibit constitutes the entire agreement between the parties and, except as expressly provided herein or in Article 6.E of the Management Committee Agreement or in any benefit plan of the Company or of any of its affiliates, supersedes all other prior agreements expressly concerning the effect of a Change of Control occurring after the date of this Agreement with respect to the relationship between the Company and Executive. This Exhibit is not, and nothing herein shall be deemed to create, a contract of employment between the Company and Executive. This Exhibit may be changed only by a written agreement executed by the Company and Executive.
15.Severability.

In the event any one or more of the provisions of this Exhibit shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

Exhibit 10.22

Schedule A
CERTAIN DEFINITIONS
As used in this Exhibit B, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:
1.“Act” means the Securities Exchange Act of 1934, as amended.

2.“Affiliate” shall have the meaning set forth in the Stockholders Agreement.

3.“Base Salary” means Executive’s annual rate of base salary in effect on the date in question.

4.“Bonus” means the amount payable to Executive under the Company’s applicable annual bonus plan with respect to a fiscal year of the Company.

5.“Cause” means “cause” as defined in the Management Committee Agreement of which this Schedule A forms a part.

6.“Change of Control” means the first to occur of any of the following:

(i)The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Investor Groups and their Affiliates (the “Permitted Holders”), directly or indirectly, of beneficial ownership of equity securities of the Company representing more than 50% of the voting power of the then-outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (A) any acquisition by the Company or any Sponsor Stockholder, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii) below; or

(ii)The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company Voting Securities immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportion (relative to each other) as their ownership immediately prior to such Business Combination of the Company Voting Securities, and (B) no

Exhibit 10.22

Person (excluding the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination; or

(iii)A majority of the members of the Company’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the current members of the Company’s Board of Directors before such replacement or is not contemplated by the Stockholders Agreement as in effect on the date hereof.

Notwithstanding paragraphs (i) through (iii) above, in no event will a Change of Control be deemed to occur if the Permitted Holders maintain a direct or indirect Controlling Interest in the Company. A “Controlling Interest” in an entity shall mean beneficial ownership of more than 50% of the voting power of the outstanding equity securities of the entity.
7.“Code” means the Internal Revenue Code of 1986, as amended.

8.“Company” means Aramark or any of its parents and any successor or successors thereto.

9.“Good Reason” means any of the following actions on or after a Change of Control, without Executive’s express prior written approval, other than due to Executive’s Permanent Disability or death:

(a)any decrease in Base Salary or Target Bonus;

(b)any decrease in Executive’s pension benefit opportunities or any material diminution in the aggregate employee benefits, in each case, afforded to the Executive immediately prior to the Change of Control, but not including any such decrease or diminution that is inadvertent and that is cured within 30 days following written notice of such decrease or diminution by Executive to the Company;

(c)any diminution in Executive’s title or reporting relationship, or substantial diminution in duties or responsibilities (other than solely as a result of a Change of Control in which the Company immediately thereafter is no longer publicly held); or

(d)any relocation of Executive’s principal place of business of 35 miles or more, other than normal travel consistent with past practice.

Executive shall have twelve months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.
The Executive must provide notice to the Company of the existence of the condition described above within a period not to exceed 90 days of the initial existence of the condition, upon the

Exhibit 10.22

notice of which the Company shall have a period of 30 days during which it may remedy the condition and not be required to pay the amount.
10.“Permanent Disability” means “permanent disability” as defined in the Company’s long-term disability plan as in effect from time to time, or if there shall be no plan, the inability of Executive to perform in all material respects Executive’s duties and responsibilities to the Company or any affiliate for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.

11.“Permitted Holder” shall have the same meaning as set forth in the Stockholders Agreement.

12.“Target Bonus” means the target Bonus established for Executive in respect of any given year, whether expressed as a percentage of Base Salary or a dollar amount.